Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan of our reports dated March 1, 2019, with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc. and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc. included in its Annual Report (Form10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

June 24, 2019